Consent of Black Mountain Technology

In connection with the Registration Statement of U.S. Geothermal Inc. on Form S-8 (the "Registration Statement") and any amendments thereto, filed under the United States Securities Act of 1933, as amended, I, Susan Petty, on behalf of Black Mountain Technology ("Black Mountain"), hereby consent to the use of Black Mountain's name and to the use of the "Empire Geothermal Project Evaluation" dated August 2006, as updated March 2008 (the "Technical Report"), in the Registration Statement, and to references to the Technical Report, or portions thereof, or incorporation by reference of information derived from the Technical Report, in the Registration Statement.

Dated at Seattle, WA, this 6th day of January, 2010.

Name: Susan Petty
Title: Principal and Owner